Exhibit 14.1

Piccolo Educational Systems, Inc.
Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct applicable to all employees, officers and directors of Piccolo Educational Systems, Inc. and its “dba’s” and subsidiaries (the “Company”). This Code is intended to deter wrongdoing and to promote:

*Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
*Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (if and when we become subject to those filings) and in other public communications made by us;
*Compliance with applicable laws, rules and regulations;
*Prompt internal reporting of violations of the Code; and
*Accountability for any violation of the Code.

It is our policy to conduct business ethically, to halt any unethical or unlawful behavior that may occur as soon as reasonably possible after its discovery, and to discipline those who engage in such behavior. We will also discipline those individuals who allow such behavior by their subordinates to go undetected by failing to exercise appropriate supervision and oversight or failing to act on their knowledge.

As employees, officers and directors, you have an important obligation related to appropriate business conduct. You are expected to be familiar with the Code and to adhere to the principles and procedures explained in this document. This Code should be read in conjunction with all of our other policy statements and compliance procedures.

This Code is administered by our Office of General Counsel as Acting Corporate Compliance Officer. The Corporate Compliance Officer will facilitate and manage the review of information, approvals and responses to inquiries contemplated by this Code and may forward information and delegate duties to other management personnel at the Company as appropriate. To the extent reasonably possible, information disclosed to the General Counsel will only be shared with individuals within the Company with a need to know and will be held in confidence. If you are unsure about a proper course of conduct, you should consult the General Counsel.

 Compliance with Laws, Rules and Regulations

We are committed to conducting business ethically. You are expected to comply with all applicable laws and regulations in the cities, states and countries in which we operate.

The purpose of this Code is to provide a summary of key policies and procedures. This Code is just one element of our overall efforts to ensure the lawful and ethical conduct of the Company. You are expected to be familiar with and comply with the policies set forth elsewhere in the Company’s policies and procedures, handbooks and directives, and to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations. You are urged to seek assistance for any situation where uncertainty may arise.

 Avoidance of Conflicts of Interest

It has always been our policy to conduct business activities in conformance with applicable laws and the highest ethical standards. You, as employees, officers and directors, have a duty of loyalty to the Company, which includes avoiding situations that involve or may involve a conflict of interest. A conflict of interest exists when your interests or benefits conflict with the interests or benefits of the Company, or your personal interest interferes in any way with the performance of your duties.

You have a responsibility to disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. If you are unsure as to whether your interests conflict with or appear to conflict with those of the Company, you are encouraged to seek guidance from the General Counsel.

The following are examples of situations involving actual or potential conflicts of interest:

*You or your spouse, domestic partner or a member of your family receive personal benefits from a student, supplier or competitor of the Company as a result of your position in the Company;
*You use Company property for your own personal benefit;
*You engage in activities that interfere with your loyalty to the Company or your ability to perform your Company duties or responsibilities effectively;
*You or your spouse or domestic partner or a member of your family, has a financial interest in, or is an employee of ,a supplier, competitor, regulatory organization or accrediting agency that interacts with the Company, which is significant enough to cause you to have divided loyalty with the Company or the appearance of divided loyalty;
*You use your personal influence to arrange for the Company to do business with a company in which you, your spouse, domestic partner or a family member or a friend have an interest, or otherwise derive a direct or indirect personal gain. In either of the last two examples, the significance of financial interest depends on many factors, including (a) the size of your investment in relation to your income, net worth and/or financial needs, (b) your potential to influence decisions that could affect your personal interests and (c) the nature of the business or level of competition between the Company and the supplier or competitor;
*You divulge or use the Company’s confidential information, such as financial data, student information or computer programs, for your own personal or business purposes; or
*Should your spouse, domestic partner or other family member be employed either directly or indirectly by any governmental, accreditation or private agency that has oversight responsibility for any program offered by the Company, you should disclose this situation to the General Counsel.

Outside Employment

You shall not accept simultaneous employment that may cause a conflict (or the appearance of a conflict) unless you obtain prior and express written approval by the General Counsel. You shall not engage in any self-employment that is in competition with the Company.

 Corporate Opportunities

You are prohibited from taking for your own personal gain (or directing to a third party) a business opportunity that is discovered through the use of Company property, information or position, unless the opportunity is first fully disclosed in writing to the Company’s General Counsel. The General Counsel will consult with the appropriate management personnel to determine whether the Company wishes to pursue such opportunity. The Company must inform you that it has declined the business opportunity before you may avail yourself of the opportunity personally.

 Gifts and Entertainment

The use of Company funds or assets for gifts, gratuities or other favors to suppliers, employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. Please note that many government agencies, including the U.S. Department of Education (“ED”), prohibit receipt of any gift, gratuity or entertainment and, accordingly, none should be offered.

You must not accept, or permit your spouse, domestic partner or any member of your immediate family to accept, any gifts, gratuities or other favors from any supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. The occasional acceptance of small gratuities (e.g., edibles, business meals or promotional/novelty items) may be acceptable if refusal would cause undue embarrassment or strain on the business relationship and the value is nominal. You may never accept money, loans, credit or prejudicial discounts. No business gift or entertainment should ever be offered, given, provided or accepted by any employee, officer, or director, or by any spouse, domestic partner or family member of such person, unless it:

*Is consistent with customary business practices;
*Cannot be construed as a bribe or payoff;
*Does not violate any laws or regulations; and
*Does not imply that additional business opportunities are contingent upon the gift/gratuity.

Any gifts that are of significant value should be returned immediately and reported to a supervisor within 24 hours or the next business day. If immediate return is not practical, the gifts should be given to the Company for charitable disposition or other such disposition as management deems appropriate. If you are concerned that refusal of a gift may impair a business relationship, please consult the General Counsel.

Common sense and moderation should be applied in business entertainment engaged in on behalf of the Company. You should not provide or accept business entertainment to or from anyone doing business with the Company unless the entertainment is infrequent, modest and intended to serve legitimate business goals. The promise, offer or delivery to an official or employee of any government of a gift, favor or other gratuity in violation of any laws, rules or regulations would not only violate the Code but could also be a criminal offense.

Preferred Lenders

If we do business with several preferred lenders for the provision of student loans, you and your spouse, domestic partner and family members are prohibited from either giving or receiving gifts, gratuities, entertainment or other favors of any value to or from any current or prospective preferred lender if such activity is in any way connected to the Company or its business. If you have any questions in this regard, please contact the General Counsel.

Bribery

You may not give or receive bribes or kickbacks in any form under any circumstances. Bribery is defined as accepting or agreeing to accept money or anything of value (other than in trust for your employer) from a person, other than your employer, in return for using or agreeing to use your position for the benefit of the other person. A kickback is a form of bribery in which an employee directs business to a supplier in exchange for the “kickback” to the employee of a portion of the amounts paid by the employee’s employer to the supplier. Bribery and kickbacks are criminal acts strictly prohibited by law.

Other Situations

Other conflicts of interest may arise which have not been addressed within this Code. If a proposed transaction or situation raises any questions as to whether a conflict of interest is present or potential, please consult the General Counsel.

If you are found to be engaged in unauthorized activities that involve a conflict of interest, as defined above, you will be subject to disciplinary actions, up to and including termination of your employment.

Business Standards

We are committed to maintaining the highest standards of business conduct in every respect. Several specific business standards are set forth below.

Document Retention

As of January 1, 2009, Company documents and other records should be retained and destroyed in accordance with the Integrity, Security, and Confidentiality of Institutional Records Policy and the Record Retention Policy. In accordance with those policies, in the event of litigation or governmental investigation, you are expected to preserve all possibly relevant documents.

Securities Law and Insider Trading

This section will become applicable if and when PES becomes a publicly-traded company. Federal securities laws prohibit any person from trading in a public company’s securities while in possession of significant information concerning that company which has not already been disclosed to the investing public, or from disclosing such information to another person who may trade in such company’s securities. If you have material non-public information about the Company or other companies, including suppliers, as a result of your relationship with the Company, you are prohibited by law and Company policy from trading in our securities or those  of such other companies, as well as from communicating information to others who may trade on the basis of that information. Information is considered “material” if a reasonable investor would consider it important in making investment decisions. These rules also apply to your spouse, domestic partner and family members that live in your home.

If and when PES becomes a publicly-traded company, detailed information on trading guidelines and trading restrictions should be consulted each time you are preparing to engage in securities trading. You will be expected to know and follow both this Code, any other applicable Company policies and procedures, and trading law.

Department of Education Regulations

If and when the Company becomes eligible to participate in the “student loan program”, the Company will be subject to Title IV of the U.S. Higher Education Act of 1965, laws and regulations administered by the ED and laws and regulations related to the establishment and relationship with preferred lenders for student financial aid. It is essential to our business that it is at all times in compliance with these and other applicable laws and regulations. Depending on the nature of your role with the Company, you will be informed of actions you may need to take and processes to which you may be subject in order to ensure our compliance, and your cooperation will be expected. If you have questions concerning your obligations in this regard, please contact the General Counsel.

Antitrust Law

Antitrust laws are designed to create a level playing field in the marketplace and to promote fair competition. These laws generally prohibit:

*Agreements, formal or informal, with competitors, including price fixing and allocation of territories or contracts;
*Agreements, formal or informal, that unduly limit a business partner or a potential business partner from selling a product or service, including establishing the resale price of a product or service, or conditioning the sale of products or services on an agreement to buy other products or services from the Company; and
*Attempts to monopolize, including pricing a product or service below cost, in order to eliminate competition.

Information regarding competitors must be gathered with care. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance whenever you have a question relating to those laws.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits making a payment, giving a gift, promising to give or authorizing to give anything of value to a foreign official or political candidate for the purpose of obtaining or retaining business. You are expected to abide by the FCPA everywhere in the world that we do business, even if such a payment or gift is not prohibited by local law.

 Accounting Practices

It is essential that all of our financial reports and records accurately and fairly reflect the transactions and activities of the Company in reasonable detail, and in accordance with approved accounting practices and procedures and applicable government regulations. Accordingly, the following policies apply at all times:

*All invoices rendered by the Company must accurately reflect the price and terms for products sold or services rendered;
*Administrative and accounting controls should be adopted and complied with to assure that our financial and other reports are accurately and reliably prepared, and fully and fairly disclose pertinent information;
*False or misleading entries in the Company’s books and records are prohibited under all circumstances and undisclosed or unrecorded bank accounts or assets may not be established for any purpose;
*All payments and commissions and discounts shall be made with a separate Company check, draft to the payee or electronic transmission, except in the case of rebates, where credit memoranda are preferred;
*No employee may authorize any payment knowing that any part of that payment will be used for any purpose other than what is described in documents supporting the payment; and
*Employee may seek reimbursement only for legitimate business expenses actually incurred and properly documented in accordance with Company policies.

Lobbying and Political Contributions

We comply with all laws and regulations regarding lobbying and government procurement. While lobbying may be defined differently in various countries, it generally includes contact with government officials for the purpose of influencing legislation or rulemaking. When dealing with the U.S. federal government, the Company must report to the U.S. government: (i) an individual’s contact with legislators, executive branch officials or their staff; (ii) government contract sales and marketing activities; and (iii) government procurements for specific purposes. The Company typically only engages in lobbying activities through outside professional lobbyists. Before you engage in any contact with government officials, including engagement of third-party consultants, you must first contact the General Counsel and receive approval. Please check with the General Counsel if you need to engage in any activity of this nature.

While Corporations are allowed to set up employee political committees, solicit voluntary contributions from eligible employees and make contributions to candidates from Political Action Committees, state requirements vary widely. Therefore, you may not contribute the Company’s funds, property or services to any political party, committee or candidate for any governmental office without advance authorization. For example, you may not use Company email, stationery, postal services, phone lines or mailing lists to promote a candidate, use Company time to perform volunteer work for political candidates or pressure any business colleague, student or vendor to make any political contribution or support any political party or candidate, even implicitly, except with advance authorization from the General Counsel.

Equal Opportunity, Discrimination and Harassment

We are an equal opportunity employer and make employment decisions on the basis of merit and business needs. It is our policy to comply with all applicable employment and labor laws and regulations. The Company will not tolerate any discrimination or harassment of any kind with regard to race, ethnicity, religion, gender, age, national origin, disability, veteran status or any other category protected by federal, state or local law. Any violations or concerns regarding conduct of this nature should be reported to the General Counsel.

 Confidentiality

Confidential information is a valuable asset. Confidential information includes, but is not limited to, names and lists of students, financial information, business plans, marketing plans, academic strategy and agreements, technical information and other similar information. Confidential information also includes certain types of information relating to past and present Company employees. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only and must be safeguarded. You are expected to maintain the confidentiality of information entrusted to you by the Company, its students, suppliers and competitors, except when disclosure is authorized by management or legally mandated. The obligation to preserve confidential information continues even after employment with the Company ends.

Communications with Students, Fellow Staff Members, Auditors and the Public

In both the business environment as well as the classroom environment, you are acting as representatives of the Company. It is critical that you demonstrate ethical behavior, professionalism and discretion in all your interactions.

You are permitted to interact with students to provide advice and counseling as appropriate; however, such interactions should not include completing assignments for the student, or helping  the student to fabricate, plagiarize, or unlawfully acquire or use copyrighted material.

We maintain a Public Relations Policy which specifies that only specifically authorized personnel are entitled to act as Company spokespersons and you may not hold yourself out as speaking on behalf of the Company if you do not have that specific authority. If you are uncertain about the scope of your authority in this regard, check with the General Counsel.

When discussing matters with internal auditors, or our external auditors or regulators, it is crucial that the auditors and regulators receive accurate and complete information. Accordingly, you may not knowingly make a false or misleading statement to our internal audit team, external auditors or regulators, nor may you conceal or fail to reveal information necessary to make the statements true.

Fraudulent Practices; Misrepresentation

You should endeavor to deal honestly, ethically and fairly with our employees, suppliers, students and competitors. This Code prohibits fraud including, without limitation, dishonest acts, embezzlement, forgery or alteration of negotiable instruments, unauthorized handling or reporting of Company transactions, falsification of Company records, student records or financial statements, and misrepresentations in advertisements or other promotions. Statements regarding the Company’s services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Disclosure by the Company to the Public

It is critical that the Company’s filings with governmental regulators, as well as other public communications be full, fair, accurate, complete, timely and understandable.

Only employees authorized by the Company can make disclosures to the public or speak on behalf of the Company. If you are involved in the Company’s disclosure process, you must:

*Familiarize yourself with the disclosure requirements applicable to the Company as well as our business and financial operations;
*Not knowingly misrepresent or cause others to misrepresent facts about the Company to others, whether written or oral, and whether inside or outside the Company, including to our independent auditors, governmental regulators and self-regulatory organizations; and
*Properly review and analyze proposed disclosures for accuracy and completeness, or where appropriate, delegate this task to others.

If you are aware that public disclosures are not accurate, complete or timely, or if you become aware of a transaction or development that you believe may require disclosure, you should report the information immediately to the General Counsel.

Use of Company Resources

You have a responsibility to be prudent about expenditures of Company funds or use of Company property. You are expected to use good judgment and discretion when using any Company resources, including computers, telephones, internet access, email, voicemail, copiers, fax machines, vehicles or other equipment and facilities. We realize that minor, incidental and infrequent personal use of Company resources is sometimes inevitable and accepts such use as long as it does not compromise our interests. Personal use is not acceptable if it significantly depletes the value of a Company asset, adds significant costs to the Company, interferes with productivity of the employee or places the Company at risk of liability.

 Prompt Reporting of a Violation or Suspected Violation

You have a responsibility to report promptly any suspected violations of any law, rule or regulation by any of your co-workers or supervisors, or any third party doing business on behalf of the Company. Any suspected violation should be reported to the General Counsel. Failure to report a serious matter is itself a violation of this Code.

Nothing in this Code should discourage you from reporting any illegal activity, including a violation of any securities law, ED regulation or antitrust law, or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority.

The Company will maintain confidentiality and protect the identity of any complainant to the maximum extent possible. Confidentiality means that the Company will not disclose the identity of the individual reporting the allegation unless it is determined during the course of investigation that such disclosure is unavoidable or the Company is required by law to disclose the information.

You cannot be discharged, demoted, suspended, threatened, harassed or in any other manner discriminated or retaliated against for reporting a violation. Likewise, you cannot discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against those who report a violation. If you make a knowingly false report of a possible violation, you will be subject to disciplinary action.

Enforcement

If the Company receives information regarding an alleged violation of this Code, we will take prompt action to evaluate the information and determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate an inquiry or investigation. If it is found that a violation has occurred, we will take whatever disciplinary or preventative action we deem appropriate. Violation of this Code may result in disciplinary action up to and including termination.

Amendments and Waivers

The policies contained in this Code must be strictly adhered to. Only the Board of Directors or a Board of Directors Committee may amend a provision of this Code or grant a waiver under this Code.